Exhibit 99.1
REGEN BIOLOGICS COMPLETES APPROXIMATELY $7 MILLION PRIVATE PLACEMENT
FRANKLIN LAKES, NJ, December 4, 2006 —ReGen Biologics, Inc. (OTC: RGBI) an innovative orthopedic products company announced today that it has completed a $6.95 million private equity placement.
Commenting on the financing, Gerald E. Bisbee, Jr., Ph.D., Chairman and Chief Executive Officer stated, “We are delighted with the participation of existing investors from the U.S. and Europe and we welcome new investors to this financing.”
Under the terms of the financing, the Company sold approximately 18.8 million shares of restricted common stock at a price per share of $0.37, for gross proceeds of approximately $6.95 million. The terms of the transaction include 30% warrant coverage with a 5-year term and an exercise price of $0.55 per share, as well as an option to each purchaser to purchase the number of common shares purchased at closing, exercisable for cash at $0.37 per share within 15 days of FDA clearance of the Company’s collagen scaffold device. The Company has agreed to register the common stock sold in the private placement as well as the common shares issuable upon the exercise of the warrants and options on one or more registration statements to be filed with the SEC.
About ReGen Biologics, Inc.:
ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. ReGen’s patented collagen scaffold technology includes applications in orthopedics, general surgery, spine, cardiovascular and drug delivery. ReGen’s first approved product using its collagen scaffold technology is the CMI™, a meniscus application, which is cleared for sale in Europe and marketed through ReGen’s European subsidiary, ReGen Biologics AG.
ReGen is headquartered in Franklin Lakes, NJ and manufactures its collagen scaffold products in its ISO Certified facility located in Redwood City, CA. For more information on ReGen, visit www.regenbio.com.
This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s 2005 annual report on Form 10-K/A and additional filings with the SEC. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.
Contact:

Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Chief Financial Officer	Investor Relations
(201) 651-3515	(212) 245-8800 Ext. 209
bumidi@regenbio.com	al@cameronassoc.com